Filed Pursuant to Rule 433
Registration No. 333-167637
November 3, 2011
THE TORONTO-DOMINION BANK
US$600,000,000 REOPENING OF 2.375% SENIOR MEDIUM-TERM NOTES, SERIES A, DUE 2016
FINAL TERM SHEET
DATED NOVEMBER 3, 2011
This final term sheet supplements the information set forth under the caption “Terms of the Notes” in the Preliminary Pricing Supplement dated November 3, 2011, the caption “Description of the Notes We May Offer” in the Prospectus Supplement dated June 22, 2011 and the caption “Description of the Debt Securities” in the Short Form Base Shelf Prospectus dated July 7, 2010.

Issuer:	The Toronto-Dominion Bank

Issue:	2.375% Senior Medium-Term Notes, Series A, due 2016 (the “Notes”)

Expected Ratings[1]:	Moody’s Investors Service: Aaa / Standard & Poor’s: AA-

Aggregate Principal Amount Initially	US$1,500,000,000
Issued on October 19, 2011:

Aggregate Principal Amount to Be Issued	US$600,000,000
in Reopening:

Aggregate Principal Amount, After	US$2,100,000,000
Giving Effect to Reopening:

Issue Price:	101.379% (plus accrued interest from October 19, 2011)

Trade Date of Reopening:	November 3, 2011

Settlement Date of Reopening (T+3):	November 8, 2011 (DTC)

Maturity Date:	October 19, 2016

Minimum Denomination:	US$2,000 and multiples of US$1,000

Interest Rate:	2.375%

[1]	A credit rating is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.

Treasury Benchmark:	UST 1.000% due October 31, 2016

Treasury Benchmark Price:	US$100-14

Treasury Benchmark Yield:	0.910%

Re-offer Spread to Treasury Benchmark:	T + 117 basis points

Re-Offer Yield:	2.080%

Commissions:	0.350%

Interest Payment Dates:	Semi-annually on April 19 and October 19 of each year,
beginning April 19, 2012.

Record Dates for Interest	The fifteenth calendar day prior to the applicable
Payments:	Interest Payment Date.

Day Count Fraction:	30/360

Optional Redemption by Holders of Notes:	None

Optional Redemption by the Issuer for	In certain circumstances where the Issuer has or will become
Tax Reasons:	obligated to pay additional amounts (as described in the
pricing supplement), the Issuer may, at its option, redeem the
Notes in whole, but not in part, at any time before maturity, after giving not less than 15 nor more than 45 calendar days’
notice to the trustee under the indenture and to the holders of the Notes, at a redemption price equal to 100% of their principal amount together with accrued interest, if any, to, but
excluding, the redemption date.

Listing:	None

Agent:	TD Securities (USA) LLC

CUSIP/ISIN:	89114Q AE8 / US89114QAE89
The US$600,000,000 aggregate principal amount of Notes offered by this final term sheet will have the same terms as, and be fungible with, the Issuer’s outstanding series of US$1,500,000,000 aggregate principal amount of 2.375% Senior Medium-Term Notes, Series A, Due 2016 issued on October 19, 2011.
The Issuer has filed a registration statement (including a prospectus supplement and a short form base shelf prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Agent will arrange to send you the pricing supplement, when available, the prospectus supplement, and the short form base shelf prospectus if you request them by contacting TD Securities (USA) LLC at 1-800-263-5292.